UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
 the Securities Exchange Act of 1934 (Amendment No. )

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☒	Preliminary Information Statement
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☐	Definitive Information Statement

Humanigen, Inc.
(Name of Registrant As Specified In Its Charter)

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Humanigen, Inc.

1000 Marina Blvd., Suite 250
Brisbane, CA 94005
650-243-3100

NOTICE OF ACTION BY WRITTEN CONSENT OF OUR MAJORITY STOCKHOLDERS
 FIRST MAILED TO STOCKHOLDERS ON OR ABOUT              , 2018

Dear Stockholder:

This Notice and accompanying Information Statement are being furnished to stockholders of Humanigen, Inc., a Delaware corporation (the "Company"), of record on December 21, 2017 (the "Record Date") to advise such stockholders that on December 21, 2017, Black Horse Capital Master Fund LTD (“BHCMF”), Black Horse Capital LP (“BHC”), Cheval Holdings, Ltd. (“Cheval”) and Nomis Bay LTD (“Nomis Bay”, and collectively with BHCMF, BHC and Cheval, the “Consenting Stockholders”) holding approximately 58% of the Company’s outstanding common stock, par value $0.001 per share (the "Common Stock"), approved the following action by written consent in lieu of a special meeting, in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”), the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and the Company’s Second Amended and Restated Bylaws (the “Bylaws”):

1.
The approval of an amendment to Article IV of the Charter to (i) increase the number of authorized shares of Common Stock from 85,000,000 to 225,000,000, and (ii) authorize the issuance of 25,000,000 shares of preferred stock of the Company, par value $0.001 (the “Preferred Stock”), with such powers, rights, terms and conditions as may be designated by the Board upon the issuance of shares of Preferred Stock at one or more times in the future, in the form attached to the Information Statement as Appendix A (the “Charter Amendment Action”).

As further discussed in the accompanying Information Statement, the Charter Amendment Action to increase the number of authorized shares of Common Stock is necessary for the Company to be able to issue new shares of Common Stock to the Consenting Stockholders as part of a series of transactions (the “Transactions”) with the Consenting Stockholders providing for, among other things, the satisfaction and extinguishment of approximately $16.3 million of the Company’s outstanding obligations under the Credit and Security Agreement dated December 21, 2016, as amended, between the Company and the Consenting Stockholders, as lenders, and the infusion into the Company of $3 million of new capital. The issuances of the shares in the Transactions allow the Company to pursue its new business strategy focused on developing its proprietary monoclonal antibodies for immunotherapy and oncology treatments.

The accompanying Information Statement is first being mailed on or about                , 2018 to our stockholders of record as of the close of business on December 21, 2017. If you were a stockholder of record on such date, you will receive one or more copies of the accompanying Information Statement. Under the federal securities laws, although the Company's stockholders approved the Charter Amendment Action, the Charter Amendment Action will not be effective until at least 20 calendar days after the accompanying Information Statement is sent or given to the stockholders of record of the Company as of the Record Date. It is expected that the Charter Amendment will become effective, and the Transactions will be completed, in the first quarter of 2018, subject to the satisfaction of certain closing conditions as further described in the accompanying Information Statement.

You are urged to read the accompanying Information Statement in its entirety for a description of the Charter Amendment Action taken by the Consenting Stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND
 YOU ARE REQUESTED NOT TO SEND US A PROXY.

EXISTING STOCKHOLDERS WILL RETAIN THEIR EXISTING COMMON STOCK.

Dr. Cameron Durrant
Chairman of the Board and Chief Executive Officer
, 2018

Humanigen, Inc.
1000 Marina Blvd., Suite 250
Brisbane, CA 94005
650-243-3100

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C) OF THE
 SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. EXISTING STOCKHOLDERS WILL RETAIN THEIR EXISTING COMMON STOCK.

ABOUT THIS INFORMATION STATEMENT

This Information Statement is being furnished to the stockholders of Humanigen, Inc., a Delaware corporation (the "Company", "Humanigen", "we", "our" or "us"), as of December 21, 2017 (the "Record Date").

We hereby advise such stockholders of record on the Record Date that on December 21, 2017, Black Horse Capital Master Fund LTD (“BHCMF”), Black Horse Capital LP (“BHC”), Cheval Holdings, Ltd. (“Cheval” and collectively with BHCMF and BHC, the “Black Horse Entities”) and Nomis Bay LTD (“Nomis Bay”, and collectively with the Black Horse Entities, the “Consenting Stockholders”), which, as of the Record Date, held approximately 58% of our outstanding common stock, par value $0.001 per share (the "Common Stock"), approved the following action by written consent in lieu of a special meeting, in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”), the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and the Company’s Second Amended and Restated Bylaws (the “Bylaws”):

1.
The approval of an amendment (the “Charter Amendment”) to Article IV of the Charter to (i) increase the number of authorized shares of Common Stock from 85,000,000 to 225,000,000, and (ii) authorize the issuance of 25,000,000 shares of preferred stock of the Company, par value $0.001 (the “Preferred Stock”), with such powers, rights, terms and conditions as may be designated by the board of directors of the Company (the “Board”) upon the issuance of shares of Preferred Stock at one or more times in the future, in the form attached to this Information Statement as Appendix A (the “Charter Amendment Action”).

As further discussed in the accompanying Information Statement, the Charter Amendment Action to increase the number of authorized shares of Common Stock is necessary for the Company to be able to issue new shares of Common Stock to the Consenting Stockholders as part of a series of transactions (the “Transactions”) with the Consenting Stockholders providing for, among other things, the satisfaction and extinguishment of approximately $16.3 million of the Company’s outstanding obligations under the Credit and Security Agreement dated December 21, 2016, as amended (the “Credit Agreement”), between the Company and the Consenting Stockholders, as lenders, and the infusion into the Company of $3 million of new capital. The issuances of the shares in the Transactions allow the Company to pursue its new business strategy focused on developing its proprietary monoclonal antibodies for immunotherapy and oncology treatments.

On December 21, 2017, the Board unanimously approved the Charter Amendment, and recommended the Charter Amendment for approval by our stockholders. The Consenting Stockholders who beneficially owned, as of the Record Date, an aggregate of 8,628,864 shares of our Common Stock, or approximately 58% of the Company's outstanding Common Stock as of the Record Date, approved the Charter Amendment Action by written consent in lieu of a special meeting on December 21, 2017, in accordance with the DGCL. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Charter Amendment Action.

The Record Date for determining stockholders entitled to receive this Information Statement is December 21, 2017, the date that the Consenting Stockholders approved the Charter Amendment Action by written consent. As of the close of business on the Record Date, we had 14,946,712 shares of Common Stock outstanding and entitled to vote on the matters acted upon in the action by written consent of our Consenting Stockholders.

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of the corporate actions described above without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as the notice required by Section 228 of the DGCL.

In accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"), the Charter Amendment Action will not become effective until 20 calendar days after we send this Information Statement to our stockholders of record as of the Record Date. It is expected that the Charter Amendment Action will become effective, and the Transactions will be completed, in the first quarter of 2018, subject to the satisfaction of certain closing conditions as further described in this Information Statement.

THIS INFORMATION STATEMENT IS FIRST BEING SENT OR GIVEN ON OR ABOUT                     , 2018  TO THE HOLDERS OF OUR COMMON STOCK ON DECEMBER 21, 2017 AND IS BEING DELIVERED TO INFORM YOU OF THE CORPORATE ACTIONS DESCRIBED HEREIN BEFORE SUCH ACTIONS TAKE EFFECT IN ACCORDANCE WITH RULE 14C-2 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE “EXCHANGE ACT”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. EXISTING STOCKHOLDERS WILL RETAIN THEIR EXISTING COMMON STOCK.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

ACTION NO. 1

 APPROVAL OF CHARTER AMENDMENT

The Charter Amendment was unanimously approved by the Company’s Board on December 21, 2017 and by the Consenting Stockholders holding approximately 58% of our outstanding shares of Common Stock on the Record Date.

Reasons for Stockholder Approval

The issuance of the New Common Shares in the Transactions described below is conditioned upon us obtaining stockholder approval to amend our Charter to increase the number of shares of Common Stock that we are authorized to issue to a number sufficient to permit us to issue the New Common Shares at closing of the Transactions.

The Board also believes that the Charter Amendment will provide us with increased flexibility in the future to issue Preferred Stock and additional shares of Common Stock in connection with future public or private offerings, financing and acquisition transactions, and other proper corporate purposes.

Action by Written Consent; No Further Vote Required

Pursuant to Section 228 of the DGCL and in accordance with our Charter and Second Amended and Restated Bylaws (the “Bylaws”), any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Pursuant to the DGCL, the Charter Amendment must be approved by a majority of the outstanding shares of Common Stock, and therefore the Company elected to obtain stockholder approval of the Charter Amendment by written consent of the Consenting Stockholders. Because the requisite stockholder approval for the Charter Amendment Action has been received, all corporate approvals by or on behalf of the Company required for the Charter Amendment Action have been obtained and no further votes will be needed.

Purpose and Effects of the Charter Amendment

Increased Number of Authorized Shares of Common Stock

Under our Charter in effect as of the date of this Information Statement, we currently have authorized 85,000,000 shares of Common Stock. The Charter Amendment will increase the number of authorized shares of Common Stock from 85,000,000 shares to 225,000,000 shares of Common Stock. As of December 21, 2017, we had 14,946,712 shares of Common Stock issued and outstanding. In addition, the Charter Amendment will permit the Board to issue up to 210,053,288 additional shares of our Common Stock, approximately 91,815,517 shares of which will be issued in the Transactions, as further discussed in this Information Statement, leaving 118,237,771 shares of Common Stock available for future issuance.

For a description of the Common Stock, please see the Company’s Current Report on Form 8-K filed with the SEC on August 7, 2017.  Holders of the Company’s Common Stock have no preemptive rights.

Authorization of Preferred Stock

Under our Charter in effect as of the date of this Information Statement, we are not currently authorized to issue Preferred Stock. The Charter Amendment will permit the Board to issue up to 25,000,000 shares of Preferred Stock, with such powers, rights, terms and conditions as may be designated by the Board upon the issuance of shares of Preferred Stock at one or more times in the future. Accordingly, the Charter Amendment will permit the Board to approve the issuance of all or any shares of the Preferred Stock in one or more series, to determine the number of shares constituting any series and to determine any voting powers, conversion rights, dividend rights, and other designations, preferences, limitations, restrictions and rights relating to such shares without any further authorization by the Company’s stockholders. The designations, preferences, limitations, restrictions and rights of any series of Preferred Stock designated by the Board in the future will be set forth in a Certificate of Designations filed with the Delaware Secretary of State. The Board’s power to issue Preferred Stock could have the effect of delaying, deterring or preventing a transaction or a change in control of the Company that might otherwise be in the best interest of the Company’s stockholders.

The foregoing summary of the Charter Amendment does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the Charter Amendment, which is included hereto as Appendix A.

Dissenter’s Rights

None of the DGCL, our Charter or our Bylaws provides holders of our Common Stock with dissenters’ or appraisal rights in connection with the Charter Amendment Action or the Transactions described in this Information Statement.

Effective Date of the Charter Amendment

The Charter Amendment will become effective upon filing of the Charter Amendment with the Delaware Secretary of State, which will be no earlier than 20 calendar days after we send this Information Statement to our stockholders of record as of the Record Date.

BACKGROUND OF THE TRANSACTIONS

 The Company emerged from its Chapter 11 bankruptcy proceedings in June 2016. In connection with such emergence, the Company consummated its previously agreed transaction with BHCMF, BHC, Cheval and Nomis Bay (collectively, the “Lenders”) providing for the sale to the Lenders of an aggregate of 7,147,035 shares of Common Stock in consideration for exit financing in the amount of $11,000,000. At that time, the Company also entered into the MDC Agreement (as defined below), pursuant to which the Company acquired certain worldwide rights relating to benznidazole, a potential treatment for Chagas disease that had been approved for use in Latin America but which had not yet obtained approval of the U.S. Food and Drug Administration (“FDA”) for use in the United States.

In the fall of 2016, the Company engaged financial advisors to assist it in raising additional equity capital necessary to fund the Company’s development of benznidazole and its other drug development programs on accelerated timelines. The Company’s attempts to raise additional capital were unsuccessful, hampered by, among other things, uncertainties related to the Company’s benznidazole development program.

Given the difficulties experienced in raising equity capital and the Company’s need for additional funding to continue to pursue its accelerated development program for benznidazole, the Company entered into the Credit Agreement to obtain a credit facility with the Lenders in the original principal amount of $3,315,000 (the “December 2016 Term Loan”). The Company intended for the December 2016 Term Loan to serve as bridge financing to fund its short-term capital requirements pending completion of a broader financing transaction, which the Company hoped to complete in 2017.

The Company’s efforts to raise additional equity capital continued throughout 2017. At this same time, the Company was also evaluating a full range of strategic alternatives to address and respond to the Company’s liquidity position, including actively seeking prospective candidates for a sale, merger, consolidation or business combination. The Company’s efforts to obtain additional equity financing were again unsuccessful, as were its efforts to pursue strategic transactions for a variety of reasons including its lack of liquidity. Accordingly, the Company on two occasions during 2017 borrowed more funds from the Lenders to obtain the additional capital necessary to fund its drug development programs and continue as a going concern:

•
On March 21, 2017, the Company entered into an amendment to the Credit Agreement to obtain an additional term loan (the “March 2017 Term Loan”) in the original principal amount of $5,978,000 less an upfront fee equal to $478,000, and required the payment by the Company to the Lenders of a commitment fee equal to $275,000.

•
On July 8, 2017, the Company entered into a second amendment (the “Second Amendment”) to the Credit Agreement to obtain an additional term loan (the “July 2017 Term Loan” and, together with the December 2016 Term Loan and the March 2017 Term Loan, the “Term Loans”). The Second Amendment provided for additional loans that may be drawn by the Company on a bi-monthly basis from time to time in an aggregate principal amount of up to $5,434,783, less an upfront fee equal to $435,000 and required the payment at maturity by the Company to the Lenders a commitment fee of $263,000.

The Company’s obligations under the Credit Agreement are secured by a first priority interest in all of its real and personal property, subject only to certain carve outs and permitted liens, as set forth in the Credit Agreement. Upon the occurrence of any event of default set forth in the Credit Agreement, BHCMF has the option of terminating the Credit Agreement and declaring all of the Company’s obligations immediately payable.

Under the original terms of the Credit Agreement, the outstanding principal balance of the Term Loans, plus accrued interest and fees, was set to mature on October 31, 2017. In light of the previously reported developments relating to the Company’s benznidazole development program that occurred in August 2017, the Company anticipated that it would not have access to sufficient funds to repay the outstanding obligations under the Credit Agreement at maturity. Accordingly, throughout the fall of 2017, the Company had been discussing with the Lenders alternative transactions that might result in the satisfaction of the Company’s obligations.

As part of these discussions, on each of October 31, 2017 and November 16, 2017, the Company obtained a short-term extension of the maturity of its obligations under the Term Loans. On December 1, 2017, the Company’s obligations matured under the Credit Agreement and no further extension was granted, although the Company and the Lenders continued in active discussions about alternative transactions on that date.

As further described below, on December 21, 2017, the Company reached an agreement with the Lenders on a series of transactions providing for, among other things, the conversion of the Term Loans into Common Stock of the Company in satisfaction and extinguishment of the outstanding obligations under the Credit Agreement and the cancellation of the Term Loans. As of December 21, 2017, the aggregate amount of the Company’s obligations under the Credit Agreement, including accrued interest and fees, approximated $16.3 million.

THE TRANSACTIONS

On December 21, 2017, the Company entered into a Securities Purchase and Loan Satisfaction Agreement (the “Purchase Agreement”) and a Forbearance and Loan Modification Agreement (the “Forbearance Agreement” and, together with the Purchase Agreement, the “Agreements”), each with BHCMF, BHC, Cheval and Nomis Bay. Pursuant to the terms and subject to the conditions set forth in the Agreements, at the closing of the Transactions (the “Transaction Closing”), the Company will, in exchange for the satisfaction and extinguishment of the entire balance of the Term Loans other than the Bridge Loan and the Claim Advances (each as defined below) (the “Loan Satisfaction Transactions”):

•	Issue to the Lenders an aggregate of 59,786,848 shares of Common Stock (the “New Lender Shares”), and

•
Transfer and assign to an affiliate of Nomis Bay (the “JV Entity”), which will be formed and capitalized by Nomis Bay, all of the assets of the Company related to benznidazole, the Company’s former drug candidate, including without limitation, all of the Company’s rights (but not the Company’s liabilities or obligations) pursuant to that certain Agreement for Manufacture, Development and Commercialization of Benznidazole for Human Use (the “MDC Agreement”), between the Company and Savant Neglected Diseases, LLC (“Savant”), and all causes of action and claims related to or in connection with benznidazole, including the right to pursue causes of action and claims related to Savant and causes of action and claims related to potential misappropriation of the Company’s trade secrets by a competitor in connection with such competitor’s submissions to the FDA (collectively, the “Claims”; the Claims and such other assets, the “Benz Assets”).

In addition, at the Transaction Closing, the Company agreed to issue to Cheval an aggregate of 32,028,669 shares of Common Stock (the “New Black Horse Shares” and, collectively with the New Lender Shares, the “New Common Shares”) for total consideration of $3,000,000 (with the Loan Satisfaction Transactions, the “Transactions”), providing new capital to enable the Company to pursue its new business strategy focused on developing its proprietary monoclonal antibodies for immunotherapy and oncology treatments.

Please see below for additional information regarding the Transactions.

Issuance of the New Lender Shares

At the Transaction Closing, the Company will issue to the Lenders an aggregate of 59,786,848 shares of Common Stock (again, the “New Lender Shares”), of which 29,893,424 shares of Common Stock will be issued to the Black Horse Entities and 29,893,424 shares of Common Stock will be issued to Nomis Bay. Immediately after the issuance of the New Lender Shares, and without giving effect to the issuance of the New Black Horse Shares:

•	The New Lender Shares will represent 80% of all outstanding shares of the Company’s Common Stock;
•	The Black Horse Entities will own 46.6% of the Company’s Common Stock; and
•	Nomis Bay will own 44.9% of the Company’s Common Stock.

The issuance of the New Lender Shares to the Lenders and the assignment of the Benz Assets to the JV Entity will result in the satisfaction and extinguishment of the Company’s outstanding obligations under the Credit Agreement and the cancellation of the Term Loans, other than the Bridge Loan described below. At the Transaction Closing, the Company will no longer be liable for repayment of its outstanding obligations under the Credit Agreement, and all security interests of the Lenders in the Company’s assets will be released.

The issuances of the New Common Shares will be made in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) as transactions not involving a public offering and/or  Regulation D under the Securities Act as sales to accredited investors.

Transfer of the Benz Assets; Claims Advances

At the Transaction Closing, the Company will transfer and assign the Benz Assets to the JV Entity. The Company also will agree to retain, but provide the JV Entity the benefits of, any Benz Assets which are not permitted to be assigned absent receipt of third-party consents. The JV Entity (at the election of Nomis Bay, which will control the JV Entity) will have 90 days from the date of the Rule 2004 Discovery Order granting the Rule 2004 Discovery Motion (each as defined below), or 180 days from the Transaction Closing if a Rule 2004 Discovery Order is either entered denying the Rule 2004 Discovery Motion or has not been entered on or before the Transaction Closing, to decide, in its sole discretion, whether to elect to keep the Benz Assets (a “Positive Election”). The Benz Assets will revert back to the Company in the event that the JV Entity (at the election of Nomis Bay) elects not to make a Positive Election.

In connection with the transfer of the Benz Assets to the JV Entity, Nomis Bay will pay certain amounts incurred by the Company and the JV Entity after December 21, 2017 in investigating the Claims. In addition, if the JV Entity (at the election of Nomis Bay) makes a Positive Election:

•	Nomis Bay will assume certain legal fees and expenses owed by the Company to its litigation counsel, and
•
The Company will be entitled to receive 30% of any amounts realized from the successful prosecution of the Claims or otherwise from the Benz Assets, after Nomis Bay is reimbursed for certain expenses in connection with funding the Claims and after giving effect to any payments that the JV Entity may be required to make to any third parties.

Nomis Bay will have full control, in its sole discretion, over the management of the JV Entity, any development of or realization on the Benz Assets and the prosecution of the Claims. In addition, the Company has agreed that, as soon as practicable after entering into the Agreements, the Company will make appropriate motion to the Bankruptcy Court currently responsible for the Company’s pending Chapter 11 proceeding dating from December 2015 (the “Bankruptcy Court”) to permit discovery in relation to the Claims pursuant to Rule 2004 of the Federal Rules of Bankruptcy Procedure (the “Rule 2004 Discovery Motion”), and commence such discovery promptly after entry of an order of the Bankruptcy Court authorizing such discovery (the “Rule 2004 Discovery Order”). Nomis Bay has agreed to fund these litigation efforts from the date of the Agreements to the Transaction Closing or termination of the Transactions as secured loans under the Credit Agreement (“Claims Advances”). Pursuant to the Forbearance Agreement, the Claims Advances will have priority over the Bridge Loan (as defined below) and all other Term Loans in the Benz Assets. At the Transaction Closing, the entire amount of the Claims Advances will be deemed satisfied and extinguished along with the other Term Loans, and all security interests of Nomis Bay in the Benz Assets will be released.

As of the Record Date, Nomis Bay held 3,680,106 shares of the Company’s Common Stock, or approximately 24.6% of the Company’s outstanding Common Stock. In addition, Nomis Bay is a Lender under the Credit Agreement. As of December 21, 2017, the aggregate amount of the Company’s obligations under the Credit Agreement owed to Nomis Bay, including accrued interest and fees, approximated $8.15 million. Upon completion of the Transactions, Nomis Bay will own approximately 31.4% of the Company’s outstanding Common Stock.

Issuance of the New Black Horse Shares; Bridge Loan

At the Transaction Closing, the Company will also issue to Cheval an aggregate of 32,028,669 shares of Common Stock (again, the “New Black Horse Shares”) for total consideration of $3,000,000 (including extinguishment of the Bridge Loan described below). The Company plans to use the proceeds from the issuance of the New Black Horse Shares for working capital and other costs incurred in the ordinary course of business, including additional fundraising.

The number of New Black Horse Shares to be issued to Cheval was determined using a $7,000,000 pre-money valuation of the Company jointly determined by Black Horse and Nomis Bay, taking into account all of the shares of the Company’s Common Stock, including the shares outstanding as of December 21, 2017 and all of the New Lender Shares. Upon completion of the Transactions, the Black Horse Entities will own 62.6% of the Company’s outstanding Common Stock. Please see “Interest of Certain Persons in the Matters to be Acted Upon” herein for more information regarding the Black Horse Entities.

The Bridge Loan

On December 21, 2017, concurrently with entering into the Agreements, Cheval agreed to make a bridge loan to the Company of $1,500,000 (the “Bridge Loan”). Pursuant to the Forbearance Agreement, until the Transaction Closing, the Bridge Loan will be treated as a secured loan under the Credit Agreement. The Bridge Loan will have priority over the Claims Advances and the Term Loans in certain of the Company’s non-benznidazole related assets, including lenzilumab and ifabotuzumab. At the Transaction Closing, the entire amount of the Bridge Loan will be credited to Cheval’s $3,000,000 payment obligation and will be converted into New Black Horse Shares and all security interests of Cheval in the non- benznidazole assets will be released.

Forbearance

Under the Forbearance Agreement, the Lenders have agreed to refrain from exercising their rights and remedies in connection with the Company’s current ongoing default under the Credit Agreement until the earlier of (i) the Transaction Closing, (ii) the termination of the Transactions in accordance with the terms of the Purchase Agreement, or (iii) March 31, 2018.

Effect on Existing Stockholders

After the completion of the Transactions, each existing stockholder of the Company, with the exception of the Black Horse Entities and Nomis Bay, will have the same number of shares of Common Stock that such stockholder held immediately prior to the Transactions. However, the Transactions contemplate conversion of the Term Loans into Common Stock of the Company and issuance of the New Black Horse Shares, in each case at a significant discount from the current market price. Therefore, the amount of shares of our Common Stock issuable in connection with the Transactions will increase the total number of shares of outstanding Common Stock significantly and the ownership interests and proportionate voting power of existing stockholders will be significantly diluted.

Conditions

The Transaction Closing is subject to various conditions, including, among other things:

•
There be no motion pending for, nor shall there have occurred (i) the appointment of a Chapter 11 Trustee for the Company, (ii) the conversion of the Company’s pending bankruptcy case to a Chapter 7 case, (iii) the filing of any additional or subsequent bankruptcy proceeding, or (iv) the pursuit of an action under state law for the appointment of a receiver, assignee for the benefit of creditors, or a dissolution or reorganization;

•	There not having occurred certain other events of default under the Credit Agreement;
•	The Company’s delivery of certain transaction documents, including a bill of sale and assignment and assumption agreement and an operating agreement in connection with the JV Entity;
•	The Charter Amendment becoming effective upon filing with the Delaware Secretary of State;
•	A hearing having occurred with the Bankruptcy Court in respect of the Rule 2004 Motion on or before March 15, 2018;
•	Cheval having paid the purchase price for the New Black Horse Shares, and the Company’s delivery of the New Common Shares;
•	The parties’ execution and delivery of that certain termination and release agreement providing for, among other things, the termination of the Credit Agreement; and
•	The accuracy in all material respects on the Transaction Closing of certain representations and warranties of the Company and the Purchasers contained in the Agreements.

Closing

The Transaction Closing will occur on the first business day following the satisfaction or waiver of the closing conditions discussed above and contained in the Agreements. If, on March 31, 2018, any of the closing conditions have not been satisfied or waived, then the Purchase Agreement will automatically terminate pursuant to its terms, unless extended by the Company and the Lenders.

The Company expects to close the Transactions in the first quarter of 2018, subject to the satisfaction of the closing conditions contained in the Agreements and discussed above. It is possible, therefore, that factors outside of our control could require us to complete the Transactions at a later time or not at all.

Change of Control of the Company

If we complete the Transactions, the issuance of the New Common Shares to the Black Horse Entities at the Transaction Closing will result in a change of control of the Company, as the Black Horse Entities and their affiliates will own more than a majority of the Company’s outstanding Common Stock. The Black Horse Entities and their affiliates, acting together, will be able to exert control over matters of the Company and will be able to determine all matters of the Company requiring stockholder approval. For example, these stockholders will be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Information

The following table presents information regarding beneficial ownership of our Common Stock as of December 21, 2017 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our Common Stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Percentage ownership of our Common Stock is based on 14,946,712 shares of our Common Stock outstanding as of December 21, 2017.

Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days of December 21, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the options but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Humanigen, Inc., 1000 Marina Boulevard, Suite 250, Brisbane, CA 94005.
		Percentage
	Shares of	of
	Common	Shares
	Stock Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned
5% Stockholders
Entities affiliated with Black Horse Capital LP(1)	4,948,758	33.1%
Nomis Bay LTD(2)	3,680,106	24.6%
Nantahala Capital Management, LLC(3)	1,450,000	9.7%
Cortleigh Limited(4)	949,752	6.4%
Named Executive Officers and Directors
Cameron Durrant, M.D., MBA (5)	570,175	3.8%
Morgan Lam(6)	69,790	*
Greg Jester(7)	12,500	*
David L. Tousley, MBA, CPA(8)	100,000	*
Ronald Barliant, JD(9)	135,452	*
Timothy Morris, CPA(10)	41,666	*
All current executive officers and directors as a group (6 persons)(11)	929,583	6.2%

(1)
Number of shares based solely on information reported on the Schedule 13D filed with the SEC on July 11, 2016, reporting beneficial ownership as of June 30, 2016, by BHC, BHCMF, Cheval, Black Horse Capital Management LLC (“BH Management”), and Dale Chappell. According to the report, BHC has sole voting and dispositive power with respect to 872,977 shares, BHCMF has shared voting and dispositive power with respect to 2,040,463 shares, Cheval has shared voting and dispositive power with respect to 2,035,318 shares, BH Management has sole voting and dispositive power with respect to 2,908,295 shares and Dr. Chappell has shared voting and dispositive power with respect to 4,948,758 shares. Dr. Chappell is the managing member of BH Management, which is the managing member of BHC, and the controlling person of BHCMF. By virtue of these relationships, each of BH Management and Dr. Chappell may be deemed to beneficially own the shares owned directly by each of BHC and Cheval and Dr. Chappell may be deemed to beneficially own the shares owned directly by BHCMF. Dr. Chappell is a former director of the Company and served on the Board from June 30, 2016 until his resignation on November 9, 2017. The business address of each of BHC, BHCMF, BH Management and Dr. Chappell is c/o Opus Equum, Inc. P.O. Box 788, Dolores, Colorado 81323. The business address of Cheval is P.O Box 309G, Ugland House, Georgetown, Grand Cayman, Cayman Islands KY1-1104. Please see “Interest of Certain Persons in the Matters to be Acted Upon” herein for more information regarding the Black Horse Entities.

(2)
Number of shares based solely on information reported on the Form 4 filed with the SEC on August 30, 2017, reporting beneficial ownership as of August 30, 2017, by Nomis Bay. Nomis Bay has sole voting and dispositive power over all 3,680,106 shares. The business address of Nomis Bay is Wessex House, 3rd Floor, 45 Reid Street, Hamilton, Bermuda HM12. Please see “The Transactions” herein for more information regarding Nomis Bay.

(3)
Number of shares based solely on information reported on the Schedule 13G filed with the SEC on February 14, 2017. Nantahala Capital Management, LLC (“Nantahala”) and its managing members, Wilmot B. Harkey and Daniel Mack, share voting and dispositive power with respect to the shares. The business address of each of Nantahala, Mr. Harkey and Mr. Mack is 19 Old Kings Highway South, Suite 200, Darien, Connecticut 06820.

(4)
Number of shares based solely on information reported on the Schedule 13G filed with the SEC on August 16, 2016, reporting beneficial ownership as of June 30, 2016 by Kapil Dhar, Sable Fiduciary Limited, or Sable, and Cortleigh Limited, or Cortleigh. Mr. Dhar, Sable and Cortleigh have shared voting and dispositive power with respect to the shares. The business address of each of Mr. Dhar, Sable and Cortleigh is 4th Floor, Rodus Building, Road Reef, Road Town, Tortola, British Virgin Islands.

(5)	Includes options to purchase 434,592 shares of Common Stock that may be exercised within 60 days of December 21, 2017.
(6)	Includes options to purchase 69,790 shares of Common Stock that may be exercised within 60 days of December 21, 2017.
(7)	Includes options to purchase 12,500 shares of Common Stock that may be exercised within 60 days of December 21, 2017.
(8)
Includes options to purchase 100,000 shares of Common Stock that may be exercised within 60 days of December 21, 2017. Mr. Tousley resigned as the Company’s interim Chief Financial Officer effective August 11, 2017.

(9)	Includes options to purchase 41,666 shares of Common Stock that may be exercised within 60 days of December 21, 2017.
(10)	Includes options to purchase 41,666 shares of Common Stock that may be exercised within 60 days of December 21, 2017.
(11)	Includes options to purchase 700,214 shares of Common Stock that may be exercised within 60 days of December 21, 2017.

INTEREST OF CERTAIN PERSONS IN THE MATTERS TO BE ACTED UPON

Dale Chappell served on the Board from June 30, 2016 until his resignation on November 9, 2017. Dr. Chappell is an affiliate of each of BHCMF, BHC and Cheval and has a substantial interest in the Transactions and the Charter Amendment Action. Dr. Chappell is the managing member of BH Management, which is the managing member of BHC, and the controlling person of BHCMF. By virtue of these relationships, each of BH Management and Dr. Chappell may be deemed to beneficially own the shares owned directly by each of BHC and Cheval and Dr. Chappell may be deemed to beneficially own the shares owned directly by BHCMF.

Each of BHCMF, BHC and Cheval are Consenting Stockholders. As of the Record Date, the Black Horse Entities collectively held 4,948,758 shares of our Common Stock, or approximately 33.1% of our outstanding Common Stock, and voted to approve the Charter Amendment. In addition, each of BHCMF, BHC and Cheval are Lenders under the Credit Agreement. As of December 21, 2017, the aggregate amount of the Company’s obligations under the Credit Agreement owed to the Black Horse Entities, including accrued interest and fees, approximated $8.15 million. Upon completion of the Transactions, the Black Horse Entities will own 62.6% of the Company’s outstanding Common Stock.

No other officer or director has any substantial interest in the matter acted upon by the Board and the Consenting Stockholders, other than in their roles as an officer or director.

HOUSEHOLDING

Regulations regarding the delivery of copies of information statements to stockholders permit us, banks, brokerage firms and other nominees to send one information statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke a “householding” consent previously provided to a bank, broker or other nominee, the stockholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. If a stockholder wishes to receive a separate information statement, we will promptly deliver a separate copy to such stockholder that contacts us by mail at Humanigen, Inc., 1000 Marina Boulevard, Suite 250, Brisbane, CA 94005, 650-243-3100. Any stockholders of record sharing an address who now receive multiple copies of our annual reports, proxy statements and information statements, and who wish to receive only one copy of these materials per household in the future should also contact the Company’s Secretary by mail or telephone as instructed above. Any stockholders sharing an address whose shares of Common Stock are held by a bank, broker or other nominee who now receive multiple copies of our annual reports, proxy statements and information statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these proxy materials and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We will provide, upon request and without charge, to each stockholder receiving this Information Statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Annual Report”) and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017 (the “Quarterly Reports”), in each case, including the financial statements and financial statement schedule information included therein, as filed with the SEC and any other documents filed with the SEC. You are encouraged to review the Annual Report and Quarterly Reports together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting Humanigen, Inc., 1000 Marina Boulevard, Suite 250, Brisbane, CA 94005, 650-243-3100.

This Information Statement has been approved by the Board and is being mailed or delivered to stockholders by its authority.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Statements contained in this Information Statement or in any document incorporated by reference into this Information Statement as to the contents of any contract referred to within this Information Statement or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an annex to this Information Statement or otherwise filed with the SEC. Each statement in this Information Statement regarding an agreement or other document is qualified in all respects by such agreement or other document.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this Information Statement, except for any information superseded or modified by information contained directly in this Information Statement. The information we incorporate by reference is an important part of this Information Statement. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017; and
•
our Current Reports on Form 8-K filed with the SEC on March 23, 2017, July 5, 2017, July 12, 2017, August 7, 2017, August 14, 2017, August 25, 2017, August 28, 2017, August 30, 2017, September 15, 2017, November 1, 2017, November 16, 2017, December 6, 2017 and December 27, 2017.

We will provide to each person, including any beneficial owner, to whom this Information Statement is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this Information Statement but not delivered with this Information Statement. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to the Corporate Secretary, Humanigen, Inc., 1000 Marina Boulevard, Suite 250, Brisbane, CA 94005, 650-243-3100. We maintain a website at http://www.humanigen.com. You may access our annual proxy statement on Schedule 14A, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this Information Statement.

By order of the Board of Directors,

Dr. Cameron Durrant
Chairman of the Board and Chief Executive Officer of the Company

, 2018
Brisbane, California

APPENDIX A

CHARTER AMENDMENT

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HUMANIGEN, INC.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Humanigen, Inc., a corporation organized and existing under the DGCL (the “Corporation”), hereby certifies as follows:

A. On December 21, 2017, the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment (the “Amendment”) to the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”).

B. The Certificate is hereby amended by deleting Article IV of the Certificate in its entirety and restating the same as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000) shares of which Two Hundred Twenty-Five Million (225,000,000) shares shall be Common Stock, par value $0.001 per share, and Twenty-Five Million (25,000,000) shares shall be Preferred Stock, par value of $0.001 per share. A statement of the designations of the authorized classes of stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, or of the authority of the Board of Directors to fix by resolution or resolutions such designations and other terms, is as follows:

A. Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limiting the generality of the foregoing, such provisions as may be desired concerning the dividend rights, the dividend rate, conversion rate, conversion rights, voting rights, rights in terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

B. Common Stock. Subject to all of the preferences and rights of the Preferred Stock or a series thereof that may be fixed by a resolution or resolutions of the Board of Directors, (i) dividends may be paid on the Common Stock of the Corporation as and when declared by the Board of Directors, out of funds of the Corporation legally available for the payment of such dividends, and (ii) each share of the Common Stock of the Corporation will be entitled to one vote on all matters on which such stock is entitled to vote.”

C. This Amendment to the Certificate has been duly approved and adopted by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 and Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this ___ day of _______, 2018.

By:
Name: Dr. Cameron Durrant
Title: Chief Executive Officer